Exhibit 99.1

Q3’22 Earnings Press Release

Everspin Reports Unaudited Third Quarter 2022 Financial Results

The Company continues to see positive growth and profitability with strong third quarter results

Chandler, AZ, November 9, 2022 — Everspin Technologies, Inc. (NASDAQ: MRAM), the market leader in MRAM, today announced preliminary unaudited financial results for the third quarter of 2022.

Third Quarter 2022 Highlights

●	Q3’22 revenue increased $0.5 million, or 4%, to $15.2 million from $14.7 million for Q2’22. Q3’22 revenue increased $0.4 million, or 3% from $14.8 million in Q3’21.
●	The Company reported net income of $1.9 million for Q3’22, compared to $1.7 million for Q2’22, and $0.9 million in Q3’21.
●	Basic EPS for Q3’22 increased to $0.09 compared to $0.08 for Q2’22, and $0.05 for Q3’21. Diluted EPS for Q3’22 increased to $0.09 compared to $0.08 for Q2’22, and $0.04 for Q3’21.
●	Adjusted EBITDA for Q3’22 improved to $3.4 million, compared to $3.3 million for Q2’22, and $2.5 million in Q3’21.
●	Ended Q3’22 with cash and cash equivalents of $23.4 million, an increase from $23.1 million at the end of Q2’22.

“Everspin delivered quarterly revenue of $15.2 million, an increase of 3% year-on-year and close to the high end of guidance. Our team successfully navigated challenging supply chain environments to meet customer demand,” said Sanjeev Aggarwal, President & CEO. “We are seeing a strong customer interest in our new xSPI family of STT-MRAM products now commercially available in densities from 8Mb to 64Mb, which we expect to drive further growth in the industrial markets.”

Third Quarter 2022 Results

Total revenue for the third quarter of 2022 was $15.2 million, an increase of 4% from the $14.7 million reported in the second quarter of 2022. This is an increase of 3% compared to $14.8 million of revenue in the third quarter of 2021.

MRAM product sales in the third quarter of 2022, which includes both Toggle and STT-MRAM revenue, was $14.6 million, an increase of 10% from the $13.2 million reported in the second quarter of 2022. This is an increase of 21% compared to $12.0 million in the third quarter of 2021.

Licensing, Royalties, Patents and Other revenue in the third quarter of 2022 was $0.7 million compared to $1.5 million in the second quarter of 2022 and $2.8 million in the third quarter of 2021.

The increase in total revenue for the third quarter of 2022 compared to the third quarter of 2021 was due to strong toggle demand and sales.

Gross margin for the third quarter of 2022 was 58.8% compared to 58.4% in the second quarter of 2022, and 57.1% in the third quarter of 2021.  The increase in gross margin compared to the third quarter of 2021 was attributable to increased yields of toggle products.

GAAP operating expenses was $7.1 million in the third quarter of 2022, compared to $6.9 million in the second quarter of 2022 and $7.4 million in the third quarter of 2021. GAAP operating expenses decreased in the third quarter of 2022 compared to the third quarter of 2021 as a result of reduced development costs related to the new STT 28nm product that has started producing samples in 2022.

GAAP net income for the third quarter of 2022 was $1.9 million, or $0.09 per basic share, based on 20.2 million weighted-average basic common shares outstanding. This is an increase compared to a net income of $1.7 million, or $0.08 per basic share, in the second quarter of 2022 and a net income of $0.9 million, or $0.05 per basic share, in the third quarter of 2021. Diluted EPS for the third quarter of 2022 increased to $0.09 based on 20.5 million weighted-average diluted common shares compared to $0.08 in the second quarter of 2022, and $0.04 in the third quarter of 2021.

Adjusted EBITDA for the third quarter of 2022 improved to $3.4 million, compared to $3.3 million in the second quarter of 2022 and $2.5 million in the third quarter of 2021.

Cash and cash equivalents as of the end of the third quarter of 2022 were $23.4 million, compared to $23.1 million at the end of the second quarter of 2022.

Business Outlook

For the fourth quarter 2022, Everspin is confident in its growth opportunities and ability to navigate macroeconomic challenges. Everspin expects total revenue in a range of $14.1 million to $15.1 million with some industry supply constraints to limit supply and push some unfulfilled customer demand to future quarters. Everspin expects GAAP net income per basic share to be between breakeven and $0.05, primarily influenced by expenses related to next generation 28nm STT MRAM product development and price increases from its suppliers.

This outlook is dependent on Everspin's current expectations, which may be impacted by, among other things, evolving external conditions, such as the resurgence of COVID-19 and its variants, local safety guidelines, worsening impacts due to supply chain constraints or interruptions, including due to the recent military conflict in Ukraine and recent market volatility, and the other risk factors described in Everspin's filings with the Securities and Exchange Commission (the "SEC"), including its Annual Report on Form 10-K for the fiscal year ended December 31, 2021, its Quarterly Reports on Form 10-Q filed with the SEC during 2022, as well as in its subsequent filings with the SEC.

Use of Non-GAAP Financial Measures

Everspin supplements the reporting of its financial information determined under generally accepted accounting principles in the United States of America (GAAP) with Adjusted EBITDA, which is a non-GAAP financial measure. Everspin defines Adjusted EBITDA as net income adjusted for interest expense, taxes, depreciation and amortization, stock- based compensation expense, and restructuring costs if any.

Everspin’s management and board of directors use Adjusted EBITDA to understand and evaluate its operating performance and trends, to prepare and approve its annual budget and to develop short-term and long-term operating and financing plans. Accordingly, Everspin believes that Adjusted EBITDA provides useful information for investors in understanding and evaluating its operating results in the same manner as its management and board of directors. Adjusted EBITDA is a non-GAAP financial measure and should be considered in addition to, not as superior to, or as a substitute for, net income reported in accordance with GAAP. Moreover, other companies may define non-GAAP measures differently, which limits the usefulness of these measures for comparisons with such other companies. Everspin encourages investors to review its financial statements and publicly- filed reports in their entirety and not to rely on any single financial measure.

Conference Call

Everspin will host a conference call for analysts and investors on Wednesday, November 9, 2022, at 5:00 p.m. Eastern Time. Interested participants can pre-register online to receive a telephone number and a unique passcode at:

https://register.vevent.com/register/BI2bf51e66aa8f4601bf211760a49b5dae

The conference call will be broadcast live in listen-only mode at:

https://edge.media-server.com/mmc/p/vpkjw7mn

The registration link and archived webcast will be available in the Investor Relations section of the company’s website at investor.everspin.com.

About Everspin Technologies

Everspin Technologies, Inc. is the world’s leading provider of Magnetoresistive RAM (MRAM). Everspin MRAM delivers the industry’s most robust, highest performance non-volatile memory for Industrial IoT, Data Center, and other mission-critical applications where data persistence is paramount. Headquartered in Chandler, Arizona, Everspin provides commercially available MRAM solutions to a large and diverse customer base. For more information, visit www.everspin.com. NASDAQ: MRAM.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements regarding future results that involve risks and uncertainties that could cause actual results or events to differ materially from the expectations disclosed in the forward-looking statements, including, but not limited to the statements made in Mr. Aggarwal’s quote and under the caption “Business Outlook.” Forward-looking statements are identified by words such as “expects” or similar expressions. These include, but are not limited to, Everspin’s future financial performance, including the outlook for fourth quarter 2022 results. Actual results could differ materially from these forward-looking statements as a result of certain risks and uncertainties, including, without limitation, the risks set forth under the caption “Risk Factors” in Everspin’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 9, 2022, and its Quarterly Reports on Form 10-Q filed with the SEC during

2022, as well as in its subsequent filings with the SEC. Any forward-looking statements made by Everspin in this press release speak only as of the date on which they are made and subsequent events may cause these expectations to change. Everspin disclaims any obligations to update or alter these forward-looking statements in the future, whether as a result of       new information, future events or otherwise.

Company Contact:

Anuj Aggarwal, CFO

T: 480-347-1082

E: anuj.aggarwal@everspin.com

EVERSPIN TECHNOLOGIES, INC.

Condensed Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	September 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$23,442	$21,409
Accounts receivable, net	12,550	8,193
Inventory	7,862	6,396
Prepaid expenses and other current assets	292	762
Total current assets	44,146	36,760
Property and equipment, net	2,659	973
Right-of-use assets	6,916	913
Other assets	62	734
Total assets	$53,783	$39,380

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,399	$1,776
Accrued liabilities	2,441	3,579
Deferred revenue	807	832
Current portion of long-term debt	3,182	3,370
Lease liabilities	1,106	724
Other liabilities	29	50
Total current liabilities	10,964	10,331
Long-term debt, net of current portion	—	1,529
Lease liabilities, net of current portion	5,864	68
Long-term income tax liability	214	214
Total liabilities	$17,042	$12,142
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value per share; 5,000,000 shares authorized; no shares issued and outstanding as of September 30, 2022 and December 31, 2021	—	—
Common stock, $0.0001 par value per share; 100,000,000 shares authorized; 20,276,746 and 19,858,460 shares issued and outstanding as of September 30, 2022, and December 31, 2021	2	2
Additional paid-in capital	184,057	180,067
Accumulated deficit	(147,318)	(152,831)
Total stockholders’ equity	36,741	27,238
Total liabilities and stockholders’ equity	$53,783	$39,380

EVERSPIN TECHNOLOGIES, INC.

Condensed Statements of Operations and Comprehensive Income

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Product sales	$14,571	$12,037	$40,465	$31,292
Licensing, royalty, patent, and other revenue	670	2,758	3,830	5,631
Total revenue	15,241	14,795	44,295	36,923
Cost of product sales	6,122	6,043	17,667	14,629
Cost of licensing, royalty, patent, and other revenue	155	304	750	665
Total cost of sales	6,277	6,347	18,417	15,294
Gross profit	8,964	8,448	25,878	21,629
Operating expenses:[1]
Research and development	2,879	3,105	8,014	8,901
General and administrative	2,971	2,996	8,560	8,177
Sales and marketing	1,203	1,272	3,629	3,304
Total operating expenses	7,053	7,373	20,203	20,382
Income from operations	1,911	1,075	5,675	1,247
Interest expense	(73)	(165)	(218)	(461)
Other income (expense), net	69	(8)	56	(35)
Net income before income taxes	1,907	902	5,513	751
Income tax expense	—	(22)	—	(75)
Net income and comprehensive income	$1,907	$880	$5,513	$676
Net income per common share:
Basic	$0.09	$0.05	$0.27	$0.03
Diluted	$0.09	$0.04	$0.27	$0.03
Weighted average shares of common stock outstanding:
Basic	20,206,728	19,511,132	20,058,744	19,296,241
Diluted	20,539,064	19,912,918	20,698,814	19,787,889

[1]Operating expenses include stock-based compensation as follows:
Research and development	$462	$428	$1,257	$874
General and administrative	598	434	1,616	1,224
Sales and marketing	92	165	414	376
Total stock-based compensation	$1,152	$1,027	$3,287	$2,474

EVERSPIN TECHNOLOGIES, INC.

Condensed Statement of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2022	2021
Cash flows from operating activities
Net income	$5,513	$676
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	704	1,117
Gain on sale of property and equipment	(167)	—
Stock-based compensation	3,287	2,474
Non-cash warrant revaluation	(21)	5
Non-cash interest expense	93	274
Changes in operating assets and liabilities:
Accounts receivable	(4,357)	(3,022)
Inventory	(1,466)	(947)
Prepaid expenses and other current assets	470	(67)
Other assets	(28)	(175)
Accounts payable	1,218	656
Accrued liabilities	(1,138)	655
Deferred revenue	(25)	1,382
Lease liabilities	175	(90)
Net cash provided by operating activities	4,258	2,938
Cash flows from investing activities
Purchases of property and equipment	(1,320)	(578)
Proceeds received from sale of property and equipment	202	—
Net cash used in investing activities	(1,118)	(578)
Cash flows from financing activities
Payments on long-term debt	(1,800)	(2,800)
Payments of debt issuance costs	(10)	—
Proceeds from exercise of stock options and purchase of shares in employee stock purchase plan	703	399
Net cash used in financing activities	(1,107)	(2,401)
Net increase (decrease) in cash and cash equivalents	2,033	(41)
Cash and cash equivalents at beginning of period	21,409	14,599
Cash and cash equivalents at end of period	$23,442	$14,558
Supplementary cash flow information:
Interest paid	$125	$178
Operating cash flows paid for operating leases	$978	$1,212
Financing cash flows paid for finance leases	$8	$—
Non-cash investing and financing activities:
Right-of-use assets obtained in exchange for operating lease liabilities	$6,837	$—
Right-of-use assets obtained in exchange for finance lease liabilities	$36	$—
Purchases of property and equipment in accounts payable and accrued liabilities	$773	$—
Bonus settled in shares of common stock	$—	$364

EVERSPIN TECHNOLOGIES, INC.

Adjusted EBITDA Reconciliation

(In thousands)

(Unaudited)

	Three Months Ended

	September 30, 2022	June 30, 2022	September 30, 2021
Adjusted EBITDA reconciliation:
Net income	$1,907	$1,671	$880
Depreciation and amortization	242	204	361
Stock-based compensation expense	1,152	1,311	1,027
Interest expense	73	70	165
Income tax expense	-	-	22
Adjusted EBITDA	$3,374	$3,256	$2,455